October 3, 1996
Shareholders and Board of Directors
Volt Information Sciences, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333 ________) of Volt Information Sciences, Inc. for the registration of 800,000 shares of Common Stock for its 1995 Non-Qualified Stock Option Plan of our reports dated March 13, 1996, June 2, 1996 and September 3, 1996 related to the unaudited condensed interim financial statements of Volt Information Sciences, Inc. and subsidiaries that are included in its Forms 10-Q for the quarters ended February 2, 1996, May 3, 1996 and August 2, 1996, respectively.

Pursuant to Rule 436 (c) of the Securities Act of 1933 our reports are not a part of registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                                      /s/ Ernst & Young LLP

                                                      Ernst & Young LLP